                                                                     Exhibit 8.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]

April 13, 2004

001166.1300

CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

                  We have acted as counsel to CenterPoint Energy, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale of (i) $255,000,000 aggregate principal amount of 2.875% Convertible Senior Notes Due 2024 (the "Notes") issued pursuant to an Indenture dated as of May 19, 2002 between the Company and JPMorgan Chase Bank, as trustee, as supplemented by Supplemental Indenture No. 4 thereto dated as of December 17, 2003 (as so supplemented, the "Indenture"), and (ii) such indeterminate number of shares of common stock, par value $0.01 per share, of the Company issuable upon the conversion of the Notes (the "Conversion Shares"), in each case that may be sold from time to time pursuant to Rule 415 under the Securities Act by certain selling security holders referred to in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act.

                  At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Indenture, certain other filings made by the Company with the Commission and other information provided to us by the Company. We also have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed. In giving such opinion, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

                  Subject to the assumptions set forth above and to the qualifications and limitations set forth in the discussion in the Registration Statement under the heading "Material United States Federal Income Tax Considerations," we are of the opinion that such discussion constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes and the Conversion Shares by the holders addressed therein.

BAKER BOTTS LLP.

CenterPoint Energy, Inc.               2                          April 13, 2004

                  The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ BAKER BOTTS L.L.P.

GVN/DB